Articles of Incorporation

            Certificate of Incorporation (As amended and restated as of February 12, 1999)

     The undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

    I.   The corporate name is PROACTIVE TECHNOLOGIES, INC.
   II. The address of the registered office of the corporation in the State of Delaware is 11th Floor, Rodney Square North, 11th and Market Streets, Wilmington, New Castle County, Delaware, 19801.
     The registered agent in charge thereof is CORPORATION GUARANTEE AND
TRUST COMPANY.
  III. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
   IV. The total number of shares of stock which the corporation shall have authority to issue is Sixty Million (60,000,000) shares, with each of the shares having a par value of $0.01, thereby resulting in the corporation having total authorized capital stock in the amount of sixty million (60,000,000) shares, all of which shall be common stock. All such Common Stock shall be non-assessable, and each holder of Common Stock shall be entitled to one (1) vote per share of Common Stock held by such shareholder. As provided in the Plan and as required by 11 U.S.C. Section 1123 (a)(6), the Corporation is prohibited from issuing any nonvoting equity securiites.

    V. The Board of Directors is authorized and empowered to adopt, amend and repeal the By-Laws of the Corporation.
   VI.   The name and address of each Incorporator is as follows:
          Name:                         Address:
       Joseph J. Collopy            2225 Land Title Building
                                    Philadelphia, PA   19110

  VII. No Director shall be personally liable to the corproation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law) or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the corporation or its stockholders, (ii) shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of the certificate of incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VII would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 17th day of December, 1982.
                                   /s/  Joseph J. Collopy
                                 ---------------------------
                                 by:  Joseph J. Collopy